AMENDED AND RESTATED

CORPORATE DEVELOPMENT AND FINANCIAL CONSULTING AGREEMENT

This Corporate Development and Financial Consulting Agreement (the “Agreement”) is entered into on  September 23, 2025 (the “Effective Date”) by and between DentonX Inc (the “Company”) and Fairbanks Global Partners II LLC (the “Firm”).

1. Services to be Provided. The Firm shall provide services as specified in Service Order(s) from time to time submitted by the Company and accepted in writing by both the Company and the Firm (“Service Order(s)”). Each Service Order shall be in a form similar to the one attached as Appendix A. Any accepted Service Order may be amended or superseded by any new Service Order only in writing by both parties, which expressly provides that it amends or supersedes a prior Service Order. Each and all accepted Service Orders, including the Service Order in Appendix A, constitute part of this Agreement. The Company understands and acknowledges that there are instances where the Firm, at its discretion, may assign or subcontract the work to third parties.

2. Duties of the Company. The Company shall cooperate with the Firm in whatever way is reasonably necessary for the Firm to provide the services contemplated hereunder and shall participate with the Firm in the handling of the Company’s matter. Without limiting the foregoing, the Company agrees to respond with reasonable promptness to telephone calls and other inquiries by the Firm, review documents and correspondence, and regularly communicate with the Firm about the matter in general, including but not limited to any suggestions, questions or concerns that the Company has, and to promptly pay the charges for the services rendered and expenses incurred hereunder. The Company further covenants to provide all relevant information and documentation available to and requested by the Firm and necessary for the Firm to handle the matter, and the Company acknowledges that failure to do so may result in an outcome that is less favorable than would otherwise be attainable.

3. Fees for Services. The Company shall pay the Firm a fee for services performed for the Company as specified in the Service Order(s). The Company shall pay the Firm for invoiced services in cash or in such other means as the parties agree upon in writing. The Company acknowledges and agrees that the Firm has provided certain preparatory and consulting services prior to the Company’s incorporation and the Effective Date of this Agreement (the “Pre-Effective Services”). The Company hereby ratifies and adopts such Pre-Effective Services as having been performed for the benefit of the Company, and agrees that all fees and expenses related thereto shall be payable to the Firm in accordance with this Agreement, as though such services had been performed after the Effective Date.

4. Estimates. While an estimate or indication of the amount of fees and time that will likely be incurred in any particular project may be provided from time to time, such estimates are not guaranteed amounts but rather are meant to serve as guidelines only. Numerous factors on any project may affect those estimates and require that they be revised. If at any time an estimate for a particular project has been given to the Company, and it becomes apparent that the actual hours required for the project will significantly exceed the estimate, the Company will be informed of that fact, and the Company may elect to discontinue further action. The Company may, at any time, request a written estimate of projected fees and time associated with particular requirements or actions to be undertaken by the Firm.

5. Termination. Either party shall have the right to terminate this Agreement within sixty (60) days (the “Termination Timeframe”) by a written notice. Termination and withdrawal from further engagement may occur if the Company has failed or refused to comply with its obligations hereunder and if the Company does not cure the same within ten (10) days after written notice thereof is received by the Company. In the event a termination notice is issued, the Company shall be responsible for payment of all services and costs incurred during the Termination Timeframe.

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6. Return of the Company Records. Upon termination, the Firm may give the Company notice that the Firm wishes to deliver the Company’s records in the possession of the Firm to the Company. Within thirty (30) days, the Company shall notify the Firm as to the address to which such records shall be delivered. If the Company does not respond within said thirty (30) day period, the Firm shall be entitled to destroy such records, and the Company shall waive any and all claims relating to such destruction.

7. Collection Fees. In the event of any dispute between the parties, the prevailing party shall be entitled to reasonable costs incurred, including attorneys’ fees.

8. Objection to Billing. In the event that the Company has any objection whatsoever to any of the fees for services rendered or the costs and disbursements that are billed, it is the Company’s obligation to immediately set forth any such objection at that time, and no later than seven (7) days of receipt of such invoices and to bring it to the Firm’s attention in writing within that period. The Company’s failure to timely set forth any such disagreement or objection to any fee for services rendered or costs incurred shall be considered to be a waiver of any such objections.

9. Limited Liability. The Firm will perform the services with reasonable care and professional skill. The Firm does not warrant or provide warranties of any kind, expressed or implied, including but not limited to the merchantability or fitness for use or purpose of the work performed or non-infringement. In no event shall the Firm be liable to the Company or any third party for incidental, indirect, special, or consequential damages (including, without limitation, lost profits, loss of data, loss of use or claims of third parties) as a result of implementing this Agreement. The Company acknowledges that Firm does not provide legal advice and is not a broker-dealer or underwriter and does not provide services directly or indirectly related to the offering, issuance or sale of securities.

10. Confidentiality, Non-Solicitation, and Non-Circumvention. The Company agrees not to disclose the content of this Agreement, Service Orders, or subordinate Agreements to this Agreement to third parties and non-parties of this Agreement in any form, orally, electronically, or otherwise. Both parties agree to adhere to any executed Non-disclosure provisions of the Company and/or Firm. Furthermore, the Company understands that the Firm’s business depends on its resources, which include but are not limited to human resources, knowledge, technology, intellectual property, partnerships, and contacts. The Company agrees, during the term of this Agreement and for a period of twenty-four (24) months after the termination of this Agreement, not to, directly or indirectly, solicit or circumvent, offer employment, hire, contract, or employ in any form for pay or otherwise, any of the Firm’s resources including, but not limited to, employees, contractors, suppliers, investors, brokers, bankers, manufacturers, consultants, companies, introduced by Firm to the Company, its director’s, employees, agents, and affiliates during the performance of this Agreement without Firm’s expressed written approval. The Company shall inform in writing within seven (7) days from the Effective Date of any prior direct relationship that may affect the Firm’s contribution to the Agreement, especially as described in this section.

11. Force Majeure. Neither party hereto shall be liable for any breach of its obligation hereunder resulting from causes beyond its reasonable control, including but not limited to fire, strikes (excluding their own employees), insurrection or riots, embargoes, wrecks, or delays in transportation, inability to obtain supplies and raw materials, or regulation of any civil or military authority. Each of the parties hereto agrees to give notice forthwith to the other upon becoming aware of an event of Force Majeure, such notice to contain details of the circumstances giving rise to the Force Majeure.

12. Governing Law, Binding Arbitration. This Agreement is governed by the laws of the state of Delaware. In the event of any disagreement as to the billing statements, both parties have the right to arbitration. Any dispute arising out of or relating to this Agreement or the services provided hereof,

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including but not limited to any disagreement and/or appeal remaining after the arbitration referred to in the previous sentence, shall be resolved through binding arbitration by an arbitrator under the place of the registration of the Firm.

13. Potential Conflicts of Interest. The Company acknowledges that the Firm has been, and may in the future be, engaged to provide services as a consultant to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of the Firm contained in Section 9 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of the Firm or of any member, manager, officer, employee, agent, or representative of the Firm, to be a member, manager, partner, officer, director, employee, agent, or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of the Firm to render services of any kind to any other corporation, firm, individual or association; provided that the Firm and any of its member, manager, officer, employee, agent, or representative shall not use the Information to the detriment of the Company. The Firm may, but shall not be required to, present opportunities to the Company.

14. Severability. In the event any of the provisions of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement will remain in full force and effect.

15. Amendments. This Agreement shall not be amended or modified except in writing signed or otherwise confirmed by the parties.

16. Entire Agreement. This Agreement, together with its Service Order(s), and appendices, constitutes the entire agreement between the parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings, or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both the Company and the Firm.

17. Effectiveness. This Agreement will become effective only after it has been signed by the Company, and it has been accepted by the Firm at its principal place of business. The Company and the signing party certify that it has been given the authority to bind the Company into this Agreement.

18. Right of First Refusal. The Company agrees that if it is a party to any merger, acquisition, or any other business combination within two years of this Agreement, and it decides to engage in incubation and management services on a fee basis in connection therewith, the Company shall give prompt written notice of such an event to the Firm, and the Firm shall be entitled to a 60-day right of first refusal, beginning on the day the Firm receives such written notice from the Company of such event, to provide services to the Company. If such right of first refusal is exercised by the Firm, the terms of any such engagement of the Firm will be separately agreed upon between the Company and Firm and will be no less favorable to the Company than the engagement the Company negotiated with the other party. Nothing contained herein to the contrary shall preclude the Company from continuing to raise capital on its own behalf.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Signature Page Follows

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Signature Page

For “COMPANY”	For “FIRM”
By: /s/ Luis Carlos Ung	By: /s/ Nancy Wong
Print Name: Luis Carlos Ung Title: CEO Date: September 23, 2025	Print Name: Nancy Wong Title: Managing Director Date: September 23, 2025

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Appendix A - Service Order

The Company: DentonX Inc Address: 1999 Harrison Street, Suite 1800, Oakland, CA 94612	Project Name: Corporate Development Amendment or Superseding prior Service Order? NO If so, describe:

Upon acceptance of this Service Order (hereafter referred to as “SO”) by the Company, the Firm is authorized to provide the services described below according to the Corporate Development and Financial Consulting Agreement between the Company and the Firm.

Objectives and Description of the Project

The Company’s primary objective is to form a reporting U.S. company (“U.S. Co”) filed with the SEC of the U.S., while also raising capital to support operations and the expansion plan (“Company Objectives”).

The objective of this project is to drive a Corporate Development effort. For this purpose, the Company has engaged the Firm exclusively to provide financial advisory and strategic consulting services as outlined in this SO.

Scope of Services

This SO defines the services to be provided by the Firm in support of the Company’s corporate development initiatives. These services intend to help the Company achieve its stated objectives of becoming a U.S. reporting company, raising capital, and executing its expansion plan.

The Firm will provide the following services to the Company on a best-efforts basis:

1. Corporate Structuring & SEC Readiness

•Advise on the formation of a U.S. reporting company (“U.S. Co”) and prepare for SEC registration and reporting requirements.

•Assist in developing governance, compliance, and disclosure frameworks aligned with public market standards.

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2. Capital Raising Support

•Provide strategic guidance on capital raising initiatives, including equity, debt, and hybrid structures.

•Assist in the preparation of investor presentations, offering memoranda, and related fundraising materials.

•Support engagement with institutional investors, private equity, and strategic capital partners.

3. Strategic Growth & Expansion Advisory

•Advise on acquisition opportunities, joint ventures, and strategic partnerships in non-bank lending and adjacent sectors.

•Conduct financial and strategic assessments of potential targets.

•Support integration planning under the Company’s platform model.

4. Financial & Valuation Advisory

•Assist in financial modeling, valuation analyses, and scenario planning.

•Advise on capital allocation strategies to maximize shareholder value.

5. Corporate Development Program Management

•Provide ongoing strategic consulting services to align execution with the Company’s long-term objectives.

•Monitor progress and provide recommendations to ensure alignment with the Company’s IPO readiness and expansion roadmap.

Note: The Company understands and acknowledges that the Firm may, at its discretion, assign or subcontract portions of the work described herein to third parties.

Payment Schedule (All cash payments are in US Dollars unless specified in this SO)

In accordance with Section 3 and Section 4 of the Agreement, respectively, unless otherwise superseded herein:

1.Retainer (Section 4 of the Agreement).

a.The initial retainer shall be US$80,000. The Company shall pay the Firm the retainer in the following manner: US$40,000 due upon signing the Agreement and US$40,000 due on   November 5, 2025.

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2.Professional Service Fee

a.Company shall pay the Firm Fees for Services (“Service Fee”) based on actual time spent using the Fee Schedule attached as Appendix C. Payment of the Service Fee may be made in both cash and non-cash forms, as mutually agreed upon by the Company and the Firm. If any portion of the fee is paid in equity, the equity will be valued at the Company’s current fair market valuation, with a 30% discount applied. This discount percentage may be adjusted by mutual agreement between the Company and the Firm.

b.Any unpaid invoices that are past due for 45 days shall be paid through a promissory note with an annual interest rate of 9.5%, subject to mutual consent.

c.Unpaid invoices and any non-cash payment will incur a 15% additional handling fee for the amount.

d.For clarity, Pre-Effective Services (as defined in Section 3 of the Agreement) performed by the Firm prior to September 3, 2025 are billable under this Service Order.

3.Consulting Success Compensation

a.The Firm may earn consulting success-based compensation upon achieving mutually agreed business or strategic milestones, including (but not limited to) the execution of strategic partnerships, board-approved transactions, achievement of revenue or growth benchmarks, or other corporate development outcomes (“Consulting Success Compensation”).

b.Consulting Success Compensation will be based on milestone phases documented and agreed upon in writing by both the Company and the Firm.

c.Payment is due upon completion of the agreed milestone, and may be made in cash, non-cash consideration, or equity, as mutually agreed by the parties.

d.For clarity, the Firm does not act as a broker-dealer, underwriter, or placement agent, and its compensation is tied to advisory and consulting services, not to the purchase or sale of securities.

Note:

All payments shall be made to the bank account designated by the Firm.

If payment is not received within five (5) business days, a daily interest rate of 0.05% will apply.

IN WITNESS WHEREOF, this SO is effective as of the date of signing.

For “COMPANY”	For “FIRM”
By: /s/ Luis Carlos Ung	By: /s/ Nancy Wong
Print Name: Luis Carlos Ung Title: CEO Date: September 23, 2025	Print Name: Nancy Wong Title: Managing Director Date: September 23, 2025

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Appendix B - Sample Status Report

Status Report

Name	Date
Project	Period Ending
Accomplishments Last Period

Problems Encountered & Solutions

Next Period’s Tasks & Challenges

Exceptions (This section deals with reporting unexpected changes)
☐ Cost ☐ Schedule ☐ Other: _____________________ Reason: Any unexpected, unplanned change in deadline time or cost needs to be immediately reported.

Signature

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Appendix C - Fee Schedule

(Effective Until June 30, 2026)

In accordance with Sections 3 and 4 of the Agreement and approved Service Orders, the following fees are established for compensation for Services under the Service Orders and Consulting Success-Based Compensation.

For clarity, the Firm is not a broker-dealer, underwriter, or placement agent, and does not engage in the sale of securities. Compensation described herein is for consulting and strategic advisory services only.

These Fees are subject to change, and the Firm will notify the Company of any updates to the Fee Schedule.

Professional Service Fee

•Administrative Associate - US$ 80/ Hour

•Associate Financial Analyst - US$ 155/ Hour

•Senior Financial Analyst - US$ 285/ Hour

•Director/Supervisor - US$ 450/ Hour

•Managing Director - US$ 625/ Hour

•Managing Partner - US$ 850/ Hour

•Senior Managing Partner - US$ 1,350/ Hour

Business Development Consulting Success Fee

The fee is calculated using Lehman (2.0) as a consulting benchmark, payable upon the Firm’s documented contribution to business development outcomes such as new client acquisition, partnerships, or revenue growth.

Financial Introduction Support Fee

The fee is calculated using Lehman (2.0) as a consulting benchmark, payable upon the Firm’s documented provision of introductions and related advisory services that support the Company’s financing efforts. Compensation is not contingent solely upon the sale of securities.

M&A Consulting Success Fee

The fee is calculated using Lehman (2.0) as a consulting benchmark, payable upon the Company’s execution of an M&A or similar strategic transaction where the Firm has provided advisory support. The Firm’s role is limited to consulting and advisory services.

Performance Override Fee	A 2% supplemental consulting fee payable when the Firm’s efforts produce outcomes exceeding predefined business performance targets

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